Exhibit 10.53

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Executive Employment Agreement (“Amendment Agreement”) is entered into as of April 15, 2016 (the “Effective Date”) by and between OmniComm Systems, Inc. (the “Company”) and Stephen Johnson (the “Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated September 4, 2006 (“Employment Agreement”), and

WHEREAS, the Company and Executive desire to amend the terms of the Employment Agreement as described herein.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated in this Amendment Agreement as if fully set forth below, and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.

Section 2 of the Employment Agreement is hereby amended as follows (i) deleting the first sentence and replacing said sentence to read as follows: “2. Term and Termination. This Agreement shall commence on January 1, 2016 for a term of one-year and shall automatically renew for successive one-year terms unless terminated by:”, (ii) the separate subsection (a) shall be deleted entirely, and subsections (b), (c) and (d) shall be reordered as (a), (b) and (c), and (iii) deleting the carry-over sentence following the reordered subsections and replacing said sentence to read as follows: “The exercise of the Company’s or the Executive’s right to terminate this Agreement pursuant to clause (b) or (c) hereof, as the case may be, shall not abrogate the rights and remedies of the terminating party in respect of the breach giving rise to such termination.”

2.

Section 3(a) of the Employment Agreement is hereby amended by deleting the first sentence and replacing said sentence to read as follows: “During the term of his employment, the Company shall pay the Executive an annual salary of $315,150.”

3.	Section 3(d) of the Employment Agreement is hereby amended by deleting the sentence entirely and subsection 3(e) shall be reordered as 3(d).

4.

Section 4 of the Employment Agreement is hereby amended by deleting the first sentence and replacing said sentence to read as follows: “4. Duties. The Executive shall be employed as President and Chief Operating Officer for the Company and, subject to the direction of the Board of Directors and the Company’s officers designated by the Board of Directors, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of its business.

5.

Section 11 of the Employment Agreement is hereby amended by deleting the provisions therein and replacing the provisions to read as follows: “Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by nationally recognized overnight delivery service or by registered mail to the Company at its then principle executive offices or to the Executive at his address of record contained in the Company’s personnel records, or as updated by any notification of change of address from the United States Postal Service.

6.	Except as expressly provided in this Amendment Agreement, other terms, conditions and provisions of the Employment Agreement shall continue in full force and effect as provided therein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment Agreement as of the date set forth in the first paragraph above.

OmniComm Systems, Inc.

By:	/s/ Cornelis F. Wit
Cornelis F. Wit, Chief Executive Officer

Executive

/s/ Stephen E. Johnson
Stephen E. Johnson